Exhibit 10.28

2010 Base Salaries for Named Executive Officers

Name and Title	Salary
James M. Gower
Chief Executive Officer, Chairman of the Board and Director	$630,000
Donald G. Payan, M.D.
Executive Vice President, President of Discovery and Research	$507,150
Elliot B. Grossbard, M.D.
Executive Vice President, Chief Medical Officer	$472,500
Raul R. Rodriguez
Executive Vice President, Chief Operating Officer	$451,500
Ryan D. Maynard
Vice President, Chief Financial Officer	$330,000